Exhibit 4.19

EXECUTION

Date:	March 24, 2004

To:	Wilmington Trust Company

From:	Morgan Stanley Capital Services Inc.

Subject:	CLASS G – 2 ABOVE CAP LIQUIDITY FACILITY CONFIRMATION

Reference Number: KQAUR

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Interest Rate Cap Transaction entered into on the Trade Date referred to in Paragraph 2 below (the “Transaction”) between Morgan Stanley Capital Services Inc. (“Party A”) and Wilmington Trust Company in its capacity as Subordination Agent on behalf of the Trustee under the Pass Through Trust Agreement dated as of the date hereof between Wilmington Trust Company and JetBlue Airways Corporation, with respect to the JetBlue Airways Pass Through Trust, Series 2004–1G–2–O (“Party B”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.                                       The definitions and provisions contained in the 2000 ISDA Definitions and Annex to the 2000 ISDA Definitions (June 2000 Version) as published by the International Swaps and Derivatives Association, Inc. (as so supplemented, the “Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the Definitions.

This Confirmation supplements, forms a part of, and is subject to the 1992 ISDA Master Agreement (Multicurrency – Cross Border) including the Schedule thereto, dated as of March 24, 2004 as amended and supplemented from time to time (collectively, the “Agreement”), between us.  All provisions contained in the Agreement govern this Confirmation except as modified below. In the event of any inconsistency between the Agreement and this Confirmation, this Confirmation will govern. Capitalized terms not otherwise defined in the Agreement or this Confirmation shall have the meanings ascribed to them in the Intercreditor Agreement dated as of March 24, 2004 among Wilmington Trust Company, as Trustee under the JetBlue Airways Pass Through Trust 2004–1G–1, JetBlue Airways Pass Through Trust 2004–1G–2 and JetBlue Airways Pass Through Trust 2004–1C, Landesbank Hessen-Thüringen Girozentrale, as Class G–1 Primary Liquidity Provider, Class G–2 Primary Liquidity Provider and Class C Primary Liquidity Provider, Morgan Stanley Capital Services Inc. as Class G–1 Above-Cap Liquidity Provider, Class G–2 Above-Cap Liquidity Provider and Class C Above-Cap Liquidity Provider, MBIA Insurance Corporation, as Policy Provider, and Wilmington Trust Company, as

Subordination Agent (the “Intercreditor Agreement”). The Agreement and each Confirmation will be governed by and construed in accordance with the laws of the State of New York.

Each of Party A and Party B represents to the other that it has entered into this Transaction in reliance upon such independent accounting, regulatory, legal, tax and financial advice as it deems necessary and not upon any view expressed by the other.

2.                                       Party A and Party B by this Confirmation are entering into a Transaction (the “Above Cap Liquidity Facility”) that provides an irrevocable interest rate cap.  The terms of the Above Cap Liquidity Facility are as follows:

General Terms:

Transaction Type:	Interest Rate Cap Transaction

Notional Amount:

The Pool Balance for the Class G-2 Certificates from time to time.  The Notional Amount as of any Floating Rate Payer Payment Date shall be determined before giving effect to any distributions on such Class G-2 Certificates on such Floating Rate Payer Payment Date.

Trade Date:	March 18, 2004

Effective Date:	March 24, 2004

Termination Date:	The first Business Day following the earlier of (i) September 15, 2015 and (ii) the date on which payment in full of Final Distributions with respect to the Class G-2 Certificates has been made.

Currency Unit:	USD

Business Day/Local Business Day:	“Business Day” as defined in the Intercreditor Agreement for all purposes under the Agreement.

Business Day Convention:	Following

Fixed Amounts:

Fixed Amount Payer:	Party B

Fixed Amount Payer Payment Date:	Effective Date

Fixed Amount:	As set forth in a separate letter agreement between Party A and Party B.

Floating Amounts:

Floating Rate Payer:	Party A

Floating Amount:

On each Floating Rate Payer Payment Date on which (i) the Floating Rate Option exceeds the Cap Rate and (ii) a Drawing Event (as defined below) has occurred, the Floating Amount shall be calculated as follows:

In the event that either (a) the Available Amount under the Primary Liquidity Facility (before giving effect to any Interest Drawing to be made on such Payment Date) is greater than zero or (b) the amount on deposit in the Primary Cash Collateral Account (before giving effect to any withdrawals to be made from such account on such Payment Date) is greater than zero, the Floating Amount shall equal the Above-Cap Payment for such date.

In the event that both statements in clauses (a) and (b) above are not true, then the Floating Amount shall equal zero.

Period End Dates:	Each March 15, June 15, September 15 and December 15, commencing on June 15, 2004 and ending on the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.

Floating Rate Payer Payment Dates:

Each day that is a Period End Date and any Special Distribution Date not coinciding with a Period End Date on which a distribution of interest is, by the terms of the Intercreditor Agreement, to be made on the Class G-2 Certificates.

Floating Rate Option:

USD-LIBOR-BBA; provided that, if the relevant rate does not appear on the Telerate Page 3750, the rate shall be “Three-Month LIBOR” as determined by the Loan Trustee in accordance with the definition of “Three-Month LIBOR” in Annex A to the Indentures; and provided further that the Floating Rate Option shall be deemed to equal the Cap Rate during such period as the Stated Interest Rate applicable to the Class G-2 Certificates is subject to the Capped Interest Rate pursuant to the proviso in the definition of “Stated Interest Rate” in the Intercreditor Agreement.

Cap Rate:	8%

Designated Maturity:	3-Month

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of the relevant Calculation Period.

Compounding:	Inapplicable

Notice:

Party B shall, on or before 1:00 p.m. (New York time) on each Floating Rate Payer Payment Date, provide Party A with notice of the then-current Pool Balance of the Class G-2 Certificates and the Floating Amount payable, if any, together with, if such Floating Amount is payable, the certification referred to in the final sentence of Section 3.6(a) of the Intercreditor Agreement.

3.                                       Role of Party A; Role of Calculation Agent

(i)                                     Party B acknowledges that: (a) in connection with this Transaction and this Agreement, Party A has acted in the capacity of an arm’s-length contractual counterparty and not as its financial advisor or fiduciary; and (b) in exercising its rights or performing any of its duties under this Agreement, Party A will act as principal and not as a fiduciary of Party B.

(ii)                                  Whenever the Calculation Agent is required to act or exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner. The calculations and determinations of the Calculation Agent shall be made in accordance with terms of this Confirmation having regard in each case to the criteria stipulated herein.

4.                                       Additional Termination Event/Replacement of Above-Cap Liquidity Provider

It will be an Additional Termination Event with respect to Party A if the relevant credit rating of Morgan Stanley or any assignee issued by any Rating Agency at any time is lower than the applicable Threshold Rating (“Credit Downgrade”).  Party A shall be the sole Affected Party with respect to such Additional Termination Event.

In the event of a Credit Downgrade or an Event of Default specified in Section 5(a)(iii)(2) of the Agreement, Party A may, within ten days, at its own expense, arrange for one or more Replacement Above-Cap Liquidity Providers to enter into and deliver to Party B a Replacement Above-Cap Liquidity Facility for the Above-Cap Liquidity Facility.  If Party A does not arrange for such replacement and if this Above-Cap Liquidity Facility has not otherwise been replaced by JetBlue Airways Corporation (at the expense of JetBlue Airways Corporation) in accordance with the terms of Section 3.6(c)(ii) of the Intercreditor Agreement, such 10th day (or if such 10th day is not a Business Day, the next succeeding Business Day) shall be deemed to be an “Early Termination Date” and Party A shall make a termination payment to Party B in accordance with Part 1(j) of the Schedule to the Agreement.

5.                                       Additional Definitions

“Drawing Event” shall mean an event on any Distribution Date where Party B, after giving effect to the subordination provisions of the Intercreditor Agreement and any Election Interest Payments made by the Policy Provider (but without regard to drawings under a Primary Liquidity Facility or withdrawals from the Cash Collateral Account or Above-Cap Account), shall not have sufficient funds for the payment of accrued interest due and owing on the Class G–2 Certificates other than any amount of interest due and payable on the Class G–2 Certificates on such Distribution Date that remains unpaid due to the failure of the Depositary to pay any amount of accrued interest on the Deposits on such Distribution Date.

“Threshold Rating” shall mean, for purposes of this Agreement, the short-term unsecured debt rating of P-1 by Moody’s and short-term issuer credit rating of A-1 by Standard & Poor’s.

6.                                       Payments

Party A hereby irrevocably instructs Party B to make any payment due to Party A directly to the account specified below in the name of Party A. Party B hereby irrevocably instructs Party A to make any payments of Floating Amounts and any Termination Amount due to Party B directly to the account(s) specified below in the name of Party B. All payments by Party A of Floating Amounts and any Termination Amount due to Party B shall be made prior to 4:00 p.m. (New York City time) on the date such payment is due without setoff, deduction, withholding, netting, or any other reduction.

7.                                       Account Details

Payments to Party A:	Citibank, New York
ABA#: 021 000 089
Account#: 4072 4601
Reference: Morgan Stanley Capital Services Inc.

Payments to Party B:	Wilmington Trust Company
ABA#: 031 1000 92
Account#: 65541-2
Reference: JetBlue 2004-1 G-2

8.                                       Offices

The Office of Party A for the Transaction is its office at the address specified for notices to it in the Schedule to the Agreement. The Office of Party B for the Transaction is its office at the address specified for notices to it in the Schedule to the Agreement.

9.                                       Counterparts

This Confirmation may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Confirmation.

[Signatures follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

MORGAN STANLEY CAPITAL SERVICES INC.

By:	/s/ Nina C. Simmons

Name:	Nina C. Simmons

Title:	Vice President

Confirmed as of the date first written above:

WILMINGTON TRUST COMPANY

in its capacity as Subordination Agent on behalf
of the Trustee under the Class G-2 Trust Agreement

By:	/s/ Kathleen A. Pedelini

Name:	Kathleen A. Pedelini

Title	Financial Services Officer